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                                                                     EXHIBIT 3.2

                          CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                                DOCUMENTUM, INC.

   DOCUMENTUM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), Does Hereby Certify:

   First: The name of the Corporation is Documentum, Inc. and the date of filing its initial Certificate of Incorporation with the Secretary of State of the State of Delaware was January 22, 1990, under the name of Enterprise Document Management Systems.

   SECOND: The following resolutions amending the Corporation's Amended and Restated Certificate of Incorporation were approved by the Board of Directors of the Corporation on March 12, 1998, in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and were duly adopted by the stockholders of the Corporation at the Corporation's annual meeting held in accordance with the provisions of Section 211 and 222 of the General Corporation Law.

          Article IV. Section A shall be amended and restated to read in its entirety as follows:

                                      "IV.
          A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred five million (105,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001) and five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

     THIRD: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.
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     IN WITNESS WHEREOF, Documentum, Inc. has caused this Certificate of
Amendment to be signed by its President and attested to by its Secretary this 24th day of June, 1998.

                              DOCUMENTUM, INC.

                              By: /s/ JEFFREY A. MILLER
                                 -------------------------------------
                                 Jeffrey A. Miller, President

Attest:


/s/ MARK S. GARRETT
--------------------------------
Mark S. Garrett, Secretary